Filed pursuant to Rule 424(b)(5)
Registration No. 333-224307 and 333-224307-01

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective upon filing with the Securities and Exchange Commission. We are not using this prospectus supplement or the attached prospectus to offer or sell these securities or to solicit offers to buy these securities in any place where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated April 17, 2018)

$

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

        % Guaranteed Notes Due         20

        % Guaranteed Notes Due         20

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Pursuant to this prospectus supplement, Total Capital International is offering         % notes due 20         (the “20        notes”) and        % notes due 20        (the “20                notes” and, together with the 20        notes, the “notes”). The 20        notes will bear interest at the rate of        % per year and the 20        notes will bear interest at the rate of          % per year. Total Capital International will pay interest on the 20        notes on                      and                  of each year, beginning on                 , 2020 and on the 20        notes on                and                of each year, beginning on                , 2020. Interest on each series of notes will accrue from June    , 2020. The 20        notes will mature on                 , 20         and the 20        notes will mature on                , 20        . The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

We may redeem the notes in whole or in part at any time and from time to time at the make-whole redemption prices set forth in this prospectus supplement. In addition, we may redeem the notes at any time at 100% of their principal amount upon the occurrence of certain tax events described in this prospectus supplement and the attached prospectus.

See “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 2 of the attached prospectus and on page 2 of our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the attached prospectus, to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, before expenses, to TOTAL(1)
Per 20 note		%		%		%
Total for 20 notes	$		$		$
Per 20 note		%		%		%
Total for 20 notes	$		$		$

(1)	Plus accrued interest from June , 2020, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), against payment in New York, New York on or about June    , 2020.

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup	Credit Agricole CIB	Deutsche Bank Securities	HSBC	Morgan Stanley	MUFG	Standard Chartered Bank

Prospectus Supplement dated June     , 2020

PROSPECTUS SUPPLEMENT

In this prospectus, unless the context indicates otherwise, the terms “we”, “our” and “us” refer to both TOTAL S.A. and Total Capital International, “TOTAL” refers to TOTAL S.A., the “Total Group” refers to TOTAL and its subsidiaries, and “Total Capital International” refers to Total Capital International.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The U.S. Securities and Exchange Commission, referred to herein as the “SEC”, allows us to “incorporate by reference” into this prospectus supplement and the attached prospectus the information in documents filed with the SEC, which means that:

•	incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•	we can disclose important information to you by referring to those documents; and

•	information filed with the SEC in the future will automatically update and supersede this prospectus supplement and the attached prospectus.

The information that we incorporate by reference is an important part of this prospectus supplement and the attached prospectus.

We incorporate by reference in this prospectus supplement and the attached prospectus the documents described in “Where You Can Find More Information About Us” in the attached prospectus, which we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, except to the extent those documents have been amended or superseded by subsequent filings. We also incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of the notes offering and that, in the case of any future filings on Form 6-K, are identified in such filing as being incorporated into this prospectus supplement or the attached prospectus.

The documents incorporated by reference in this prospectus supplement and the attached prospectus and, in particular, those set forth below contain important information about TOTAL and its financial condition:

•	TOTAL’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 20, 2020, as amended on April 14, 2020; and

•

TOTAL’s Report on Form 6-K, furnished to the SEC on May 5, 2020, the Report on Form 6-K/A, furnished to the SEC on May  7, 2020 and the Reports on Form 6-K, furnished to the SEC on May  26, 2020 and June 24, 2020.

You should read “Where You Can Find More Information About Us” in the attached prospectus for information on how to obtain the documents incorporated by reference or other information relating to TOTAL.

GENERAL INFORMATION

TOTAL files annual and current reports and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding issuers, including TOTAL, that file electronically with the SEC. TOTAL’s website address is www.total.com. Any other information contained on any website referenced in this prospectus supplement is not incorporated by reference in this prospectus supplement.

No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement and the attached prospectus, and, if given or made, such information must not be relied upon as having been authorized. Investors should carefully evaluate the information provided in light of the total mix of information available, recognizing that no assurance can be given about information not contained in or incorporated by reference in this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which it relates or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the attached prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the attached prospectus is correct as of any time subsequent to its date.

The distribution of this prospectus supplement and the attached prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about and to observe any such restrictions.

MiFID II product governance / Professional investors and ECPs only target market. Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Prohibition of sales to EEA and UK retail investors. The notes are not intended to be offered or sold to and should not be offered or sold to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. No key information document required by Regulation (EU) No 1286/2014 for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA or in the UK has been prepared. Offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful.

In addition, this prospectus supplement and the attached prospectus is only being distributed to and is only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

TOTAL’s headquarters are located at 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France.

Total Capital International’s headquarters are located at 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France.

In this prospectus, references to “United States dollars”, “U.S. dollars”, “dollars”, “US$” and “$” are to the currency of the United States and references to “euros” and “€” are to the single European currency adopted by certain participating member countries of the European Union.

RISK FACTORS

Investing in the securities offered using this prospectus supplement and the attached prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement and the attached prospectus, and any risk factors included in the attached prospectus, before you decide to buy the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

You should read “Risk Factors” in TOTAL’s Annual Report on Form 20-F/A for the year ended December 31, 2019, which is incorporated by reference in this prospectus, for information on risks relating to TOTAL’s business.

The risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including those risk factors in respect of market environment parameters, should be read in light of, among other things, current market conditions of production oversupply as well as demand reduction due to the COVID-19 pandemic which has led to a significant decrease in commodity prices. TOTAL’s future business results, including cash flows and financing needs as well as its degree of sensitivity to these conditions, will be affected by the extent and duration of these conditions and the effectiveness of responsive actions that TOTAL and others take, including TOTAL’s actions to reduce capital and operating expenses and government actions to address the COVID-19 pandemic, as well as any resulting impact on national and global economies and markets. At this time, it is difficult to predict the timing of any resolution of the current supply imbalances and the ultimate impact of COVID-19, and TOTAL continues to monitor market developments and evaluate the impacts of decreased demand on TOTAL’s production levels, as well as impacts on capital expenditures and future production.

Risks related to the offering and owning the notes

Since TOTAL is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the notes and the guarantee is subordinated to the other liabilities of TOTAL’s subsidiaries.

TOTAL is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. TOTAL’s principal source of income is the dividends and distributions it receives from its subsidiaries. On an unconsolidated basis, TOTAL’s obligations consisted of $41,611 million of debt as of March 31, 2020. TOTAL’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. TOTAL’s subsidiaries are not guarantors on the notes. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to TOTAL. Claims of the creditors of TOTAL’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of TOTAL. Consequently, holders of Total Capital International’s notes that are guaranteed by TOTAL are in fact structurally subordinated, on TOTAL’s insolvency, to the prior claims of the creditors of TOTAL’s subsidiaries.

In addition, some of TOTAL’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. For example, French law prohibits those subsidiaries incorporated in France from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations may also affect the ability of directors of TOTAL’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.

Since the notes are unsecured, your right to receive payments may be adversely affected.

The notes will be unsecured. The notes are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French law). There is no limitation on TOTAL’s or Total Capital International’s ability to issue secured debt. As of March 31, 2020, TOTAL had approximately $6,600 million of consolidated secured indebtedness outstanding and Total Capital International had no secured indebtedness outstanding. If Total Capital International, as issuer of the notes, defaults on the notes or TOTAL, as guarantor, defaults on the guarantee, or after the bankruptcy, liquidation or reorganization of Total Capital International or TOTAL, then, to the extent the relevant obligor has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the notes or the guarantee, as applicable. There may only be limited assets available to make payments on the notes or the guarantee in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by French law).

At any point in time there may or may not be an active trading market for the notes.

At any point in time there may or may not be an active trading market for the notes. We have not and do not intend to list the notes on any securities exchange or make them available for quotation on any automated interdealer quotation system. In addition, underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Among the factors that could cause the notes to trade at a discount are: an increase in prevailing interest rates; a decline in our credit worthiness; the time remaining to the maturity; a weakness in the market for similar securities; and declining general economic conditions.

CAPITALIZATION AND INDEBTEDNESS OF TOTAL

(unaudited)

The following table sets out the unaudited consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of the Group as of March 31, 2020, prepared on the basis of IFRS.

	As of March 31, 2020
(In millions of dollars)	Actual (unaudited)	Adjusted(1)
Current financial debt, including current portion of non-current financial debt
Current portion of non-current financial debt	5,158	5,158
Current financial debt	13,363	13,363
Current portion of financial instruments for interest rate swaps liabilities	334	334
Other current financial instruments — liabilities	270	270
Financial liabilities directly associated with assets held for sale	—	—

Total current financial debt	19,125	19,125

Non-current financial debt	48,896
Non-controlling interests	2,428	2,428
Shareholders’ equity
Common shares	8,123	8,123
Paid-in surplus and retained earnings	119,935	119,935
Currency translation adjustment	(14,431)	(14,431)
Treasury shares	(1,621)	(1,621)

Total shareholders’ equity — Group share	112,006	112,006

Total capitalization and non-current indebtedness	163,330

(1)	As adjusted to reflect the issuance of notes offered pursuant to this prospectus supplement.

As of March 31, 2020, TOTAL had an authorized share capital of 3,586,672,195 ordinary shares with a par value of €2.50 per share, and an issued share capital of 2,601,881,075 ordinary shares (including 28,707,248 treasury shares from shareholders’ equity).

As of March 31, 2020, approximately $6,600 million of the Group’s non-current financial debt was secured and approximately $42,296 million was unsecured, and all of the Group’s current financial debt of $13,363 million was unsecured. As of March 31, 2020, TOTAL had no outstanding guarantees from third parties relating to its consolidated indebtedness. On April 8, 2020, Total Capital International issued outside the United States under its Euro Medium Term Note (“EMTN”) program an aggregate of €3.0 billion principal amount (or approximately $3.4 billion using the €/$ exchange rate on June 5, 2020 of €1=$1.1297 as released by the Board of Governors of the Federal Reserve System on June 8, 2020) of senior unsecured notes guaranteed by TOTAL in two tranches of €1.5 billion maturing in 7 years and 12 years. In the course of April 2020, TOTAL drew in the amount of $6,350 million under a syndicated committed facility with an initial 12-month tenor and the option to extend tenor twice by an additional six months at TOTAL’s election. On May 18, 2020, Total Capital International issued outside the United States under its EMTN program an aggregate of €1.5 billion principal amount (or approximately $1.7 billion using the €/$ exchange rate on June 5, 2020 of €1 = $1.1297 as released by the Board of Governors of the Federal Reserve System on June 8, 2020) of senior unsecured notes guaranteed by TOTAL in two tranches of €500 million maturing in 11 years and €1 billion maturing in 20 years. On May 29, 2020, Total Capital International issued in an offering registered with the SEC an aggregate of $2.5 billion principal amount of senior unsecured notes guaranteed by TOTAL maturing in 30 years. None of the principal amount of the euro-denominated notes or USD-denominated notes issued since March 31, 2020 or of the drawing under the syndicated committed facility is reflected in the “As Adjusted” column in the table set forth above. For more information about TOTAL’s off balance sheet commitments and contingencies, see Note 13.1 of the Notes to TOTAL’s audited Consolidated Financial Statements in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 20, 2020, as amended on April 14, 2020.

Except as disclosed herein, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of TOTAL since March 31, 2020.

DESCRIPTION OF NOTES

This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Debt Securities and Guarantee” beginning on page 8 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities and Guarantee” in the attached prospectus, the terms described below shall prevail.

The term “notes” shall mean the notes originally issued on the original issuance date taken together with any additional notes of the same series subsequently issued.

Terms of the Notes

•	Issuer: Total Capital International

•	Guarantor: TOTAL S.A.

•	Title: % Guaranteed Notes Due 20 .

                    % Guaranteed Notes Due        20        .

•	Total initial principal amount of 20 notes being issued: $ .

•	Total initial principal amount of 20 notes being issued: $ .

•	Public Offering Price for the 20 notes: %.

•	Public Offering Price for the 20 notes: %.

•	Issuance date: June , 2020.

•	Maturity date: The 20 notes will mature on , 20 .

                              The 20        notes will mature on                , 20         .

•	Interest rate: The 20 notes will bear an interest at the rate of % per annum.

                            The 20        notes will bear an interest at the rate of        % per annum.

•	Day count: Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

•	Date interest starts accruing: June , 2020.

•	Interest payment dates: Each and for the 20 notes.

                                            Each                  and                 for the 20        notes.

•	First interest payment date: , 2020 for the 20 notes.

                 , 2020 for the 20        notes.

•	Regular record dates for interest: Each and for the 20 notes.

                                                             Each                     and                  for the 20        notes.

•

Business Day: If any payment is due in respect of the notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred. A “business day” for these purposes is any weekday on which banking or trust institutions in the City of New York are not authorized generally or obligated by law, regulation or executive order to close.

•	Optional redemption:

20        notes

•

Prior to                 , 20         (the date that is                 months prior to the scheduled maturity of the 20         notes), we have the right to redeem the 20         notes in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 20         notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 20         notes to be redeemed that would be due if such 20         notes matured on                 , 20         (the date that is months prior to the scheduled maturity of

the 20         notes) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus                 basis points, plus accrued and unpaid interest to (but excluding) the date of redemption.

•

On or after                 , 20         (the date that is                  months prior to the scheduled maturity date of the 20        notes), we have the right to redeem the 20        notes in whole or in part at a redemption price equal to 100% of the principal amount of the 20        notes to be redeemed, plus accrued and unpaid interest to (but excluding) the date of redemption.

20         notes

•

Prior to                 , 20         (the date that is                 months prior to the scheduled maturity of the 20        notes), we have the right to redeem the 20        notes in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 20        notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 20        notes to be redeemed that would be due if such 20         notes matured on                 , 20         (the date that is                 months prior to the scheduled maturity of the 20         notes) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus                  basis points, plus accrued and unpaid interest to (but excluding) the date of redemption.

•

On or after                 , 20         (the date that is                  months prior to the scheduled maturity date of the 20        notes), we have the right to redeem the 20        notes in whole or in part at a redemption price equal to 100% of the principal amount of the 20        notes to be redeemed, plus accrued and unpaid interest to (but excluding) the date of redemption.

For purposes of determining the optional make-whole redemption price, the following definitions are applicable.

“Treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means one of the reference treasury dealers appointed by us. The quotation agent will determine the applicable make-whole premium and deliver such determination to Total Capital International and TOTAL, with a copy to the trustee.

“Reference treasury dealer” means each of Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC and a primary U.S. government securities dealer selected by each of Credit Agricole Securities (USA) Inc., MUFG Securities Americas Inc. and Standard Chartered Bank or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and three other primary U.S. government securities dealers selected by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

•

Guarantee: Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL. For more information about the guarantee, you should read “Description of Debt Securities and Guarantee” beginning on page 8 of the attached prospectus.

•

Ranking: The notes and the guarantees will constitute unsecured and unsubordinated indebtedness of Total Capital International and TOTAL, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness of Total Capital International and TOTAL, respectively, from time to time outstanding.

•	Name of depositary: The Depository Trust Company, commonly referred to as “DTC”.

•

Form of notes: The notes of each series will be issued as one or more global securities. You should read “Description of Debt Securities and Guarantee—Legal Ownership—Global Securities” beginning on page 10 of the attached prospectus for more information about global securities. The notes will be issued in the form of global securities deposited with DTC and registered in the name of Cede & Co, as the nominee of DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” beginning on page 21 of the attached prospectus.

•

Redemption: The notes are not redeemable, except (i) as described under “Description of Debt Securities and Guarantee—Optional Tax Redemption” beginning on page 18 of the attached prospectus; the provisions for optional tax redemption described therein will apply to changes in tax treatment occurring after the issuance date; at maturity, the notes will be repaid at par; and (ii) as described above under “Optional redemption”. Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each registered holder of the relevant notes to be redeemed. Once notice of redemption is sent, the relevant notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

•

Additional Amounts: We will make payments on the notes without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires Total Capital International or TOTAL to withhold or deduct amounts from payment on a note or any amounts to be paid under the guarantee in respect of the notes or as additional amounts for or on account of taxes or any other governmental charges, or in some cases any other jurisdiction requires such withholding or deduction as a result of a merger or similar event, Total Capital International or TOTAL may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled as more fully described in the attached prospectus. Furthermore, any amounts to be paid by Total Capital International, the paying agent, the trustee or TOTAL, as the case may be, on the notes will be paid net of any FATCA Withholding. Neither Total Capital International nor TOTAL will be required to pay Additional Amounts on account of any FATCA Withholding.

•	Sinking fund: There is no sinking fund.

•

Trustee: Total Capital International will issue the notes under an indenture with The Bank of New York Mellon, as trustee, entered into on February 17, 2012, which is referred to on page 8 of the attached prospectus, as amended by the first supplemental indenture, dated as of February 19, 2019, and by the fourth supplemental indenture dated as of June    , 2020.

•	Net proceeds: The net proceeds will be $ (before expenses).

•	Listing: We do not plan to have the notes listed on any securities exchange or made available for quotation on any automated interdealer quotation system.

•

Risk factors: You should read carefully all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 2 of the attached prospectus and on page 2 of our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2019 for risks involved with an investment in the notes.

•

Further issues: We may issue additional notes of the same series as any series of notes offered hereby without the consent of holders of such notes. Any additional notes so issued will have the same terms as such existing notes in all respects (except for the date from which interest accrues, the issue price and, in some cases, the first interest payment date on the new notes, if any), so that such additional notes will be consolidated and form a single series with such existing notes. Any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of such original series, are otherwise treated as part of the same “issue” of debt instruments as such original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

•

Governing law and jurisdiction: The indenture, as amended by the supplemental indentures, and the notes are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the supplemental indenture relating to the notes and the notes may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

•

Timing and delivery: We currently expect delivery of the notes to occur on or about June     , 2020 which will be the third business day following the initial date of trading of the notes (such settlement cycle being referred to as “T+3”). Under applicable rules and regulations, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to the second business day before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

•	CUSIP / ISIN for the 20 notes: .

•	CUSIP / ISIN for the 20 notes: .

USE OF PROCEEDS

We estimate that the net proceeds (after deducting the underwriting discounts but before expenses of the offering) from the sale of the notes will be approximately $                . We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the prepayment of approximately $             billion in borrowings outstanding under our syndicated $6,350 million committed facility (the “Syndicated Committed Facility”). The Syndicated Committed Facility currently bears interest at a rate substantially consistent with the interest rate applicable to USD-denominated short-term indebtedness raised by the Group around the time the Syndicated Committed Facility was entered into in April 2020. The Syndicated Committed Facility matures on April 2, 2021, which we have the option to extend twice by an additional six months each, and the use of proceeds of the borrowings outstanding thereunder is general corporate purposes.

Certain affiliates of the underwriters are lenders under the Syndicated Committed Facility and, as a result, will indirectly receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest).”

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of the Purchase Agreement with Total Capital International and TOTAL, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriters	Principal Amount of 20 notes	Principal Amount of 20 notes
Barclays Capital Inc.	$	$
BofA Securities, Inc.	$	$
Citigroup Global Markets Inc.	$	$
Credit Agricole Securities (USA) Inc.	$	$
Deutsche Bank Securities Inc.	$	$
HSBC Securities (USA) Inc.	$	$
Morgan Stanley & Co. LLC	$	$
MUFG Securities Americas Inc.	$	$
Standard Chartered Bank	$	$

Total	$	$

Standard Chartered Bank will not effect any offers or sales of any notes in the U.S. unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

The notes are new issues of securities with no established trading markets. We do not plan to have the notes listed on any securities exchange or included in any automated interdealer quotation system. Total Capital International and TOTAL have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services (including entering into swap arrangements) to TOTAL and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Delivery of the notes will be made against payment on June     , 2020 (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to the second business day before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. See “Description of Notes—Timing and delivery”.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the borrowings outstanding under our Syndicated Committed Facility. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes will be rated investment grade. Such underwriters will not confirm sales to discretionary accounts without the prior written approval of the customer.

The underwriters have advised us that they propose to offer the notes, initially, to the public at the public offering price on the cover of this prospectus supplement and may offer notes to dealers at that price less a concession not in excess of         % of the principal amount of the 20        notes and not in excess of        % of the principal amount of the 20        notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the 20        notes and not in excess of        % of the principal amount of the 20        notes to other dealers. After the initial public offering, the public offering price may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Total Capital International and TOTAL have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Prohibition of sales to EEA and UK retail investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes so as to enable an investor to decide to purchase or subscribe the notes.

This European Economic Area and United Kingdom selling restriction is in addition to the other selling restrictions set out below.

France

Each underwriter has represented, warranted and agreed that it has only offered or sold and will only offer or sell, directly or indirectly, the notes to the public in France pursuant to an exemption under Article 1(4) of the Prospectus Regulation and Article L.411-2 1° of the French Code monétaire et financier, and this prospectus supplement and any other offering material relating to the notes and such offers, sales and distributions have been and shall be made in France only to qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, the Prospectus Regulation as amended and any applicable French laws and regulations implementing the Prospectus Regulation and related regulations in France.

United Kingdom

Each underwriter has represented, warranted and agreed:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes which are subject to the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to Total Capital International or TOTAL; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes which are subject to the offering contemplated by this prospectus supplement in, from or otherwise involving the United Kingdom.

Canada

Each underwriter has represented, warranted and agreed:

(a)

not to trade any notes to any person or company in Canada except: (i) pursuant to an exemption from the prospectus requirement under securities legislation in the applicable jurisdiction of Canada; or (ii) if the conditions to resale set out in subsection 2.5(2) of National Instrument 45-102 of the Canadian Securities Administrators are satisfied;

(b)

that it will not trade any notes to a person or company in Canada unless such underwriter is registered as a dealer as required under the securities legislation of the applicable jurisdiction in Canada or can rely on an exemption from the dealer registration requirements under securities legislation in the applicable jurisdiction of Canada;

(c)

that it will deliver, to each dealer who purchases any notes from the underwriter (a “Subsequent US Dealer”), a notice stating in substance that, by purchasing such notes, the Subsequent US Dealer represents and agrees not to trade the notes to a person or company in Canada in contravention of securities legislation in any jurisdiction in Canada and to require each dealer to which it sells notes to deliver to each other dealer to which it sells notes a notice containing a statement substantially similar to that described above; and

(d)

upon request by Total Capital International, it will provide a certificate to Total Capital International and to staff of the Alberta Securities Commission to the effect that it has not, to the best of its knowledge, sold notes to a person or company in Canada except as provided for above and that it has complied with the provisions of (a) and (b) above.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571)

of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer of the notes has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

TAX CONSIDERATIONS

French Taxation

The following is an overview addressing certain French tax considerations relating to the purchase, ownership and disposition of the notes by a beneficial owner of notes that: (i) is not a French resident for French tax purposes; (ii) that does not hold the notes in connection with a business or profession conducted in France or a permanent establishment or fixed base in France (such beneficial owner, a “Non-French Resident Holder”); (iii) is not related to the issuer of the notes within the meaning of Article 39.12 of the French Tax Code (as defined below); and (iv) do not hold shares of the issuer of the notes. This summary is based on the tax laws and regulations of France, as currently in effect and applied by the French tax authorities, and all of which are subject to change or to different interpretation, potentially with a retroactive effect. This summary is for general information only and does not address all of the French tax considerations that may be relevant to specific beneficial owners in light of their particular circumstances. Furthermore, this summary does not address any French estate or gift tax considerations.

Persons considering the purchase of notes should consult their own tax advisers as to French tax considerations relating to the purchase, ownership and disposition of notes in light of their particular situation.

Article 1649 AC of the French Tax Code (as defined below) imposes on financial institutions (within the meaning of Article 1 of Decree n°2016-1683) an obligation to review and collect information on their clients and investors, in order to identify their tax residence, and to provide certain account information to relevant foreign tax authorities (via the French tax authorities) on an annual basis.

This discussion, which replaces in its entirety the discussion under the caption “Tax Considerations—French Taxation” in the attached prospectus and is limited to certain tax consequences relevant to non-French Resident Holders.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FRENCH TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER FRENCH TAX LAWS OR NON-FRENCH TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Withholding Tax applicable on payments made outside France

Payments of interest and other assimilated revenues made by a debtor in respect to a particular debt are not be subject to the withholding tax set out under Article 125 A III of the French Code général des impôts (the “French Tax Code”) unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non-coopératif) within the meaning of Article 238-0 A of the French Tax Code (a “Non-Cooperative State”) other than those mentioned in 2° of 2 bis of the same Article 238-0 A. If such payments are made in a Non-Cooperative State (other than those mentioned in 2° of 2 bis of Article 238-0 A of the French General Tax Code), a 75% withholding tax will be applicable (subject to certain exceptions and to the more favourable provisions of an applicable double tax treaty) by virtue of Article 125 A III of the French Tax Code.

Furthermore, according to Article 238 A of the French Tax Code, interest and other assimilated revenues on debt are not deductible from the debtor’s taxable income if they are paid or accrued to persons established or domiciled in a Non-Cooperative State or paid in such a Non-Cooperative State (the “Deductibility Exclusion”). Under certain conditions, any such non-deductible interest and other assimilated revenues may be recharacterised as constructive dividends pursuant to Articles 109 and seq. of the French Tax Code, in which case such non-deductible interest and other assimilated revenues may be subject to the withholding tax set out under Article 119 bis 2 of the French Tax Code, at rates of (i) 28% for fiscal years opened on or after January 1, 2020

(26.5% for fiscal years opened on or after January 1, 2021 and 25% for fiscal years opened on or after January 1, 2022) for legal persons who are not French tax residents, (ii) 12.8% for individuals who are not French tax residents or (iii) 75% for payments made in a Non-Cooperative State other than those mentioned in 2° of 2 bis of Article 238-0 A of the French General Tax Code, subject to certain exceptions and to the more favourable provisions of an applicable double tax treaty.

Notwithstanding the foregoing, neither the 75% withholding tax set out under Article 125 A III of the French Tax Code nor, to the extent the relevant interest and other assimilated revenues relate to genuine transactions and are not in an abnormal or exaggerated amount, the Deductibility Exclusion and therefore the withholding tax set out under Article 119 bis 2 of the French Tax Code that may be levied as a result of the Deductibility Exclusion will apply to the extent that the debtor can prove that the principal purpose and effect of a particular issue of notes were not that of allowing the payments of interest and other revenues to be made in a Non-Cooperative State (the “Exception”). Pursuant to the French tax administrative guidelines (BOI-RPPM-RCM-30-10-20-40-20191220, n°1 and 10, BOI-INT-DG-20-50-20140211, n°550 and 990 and BOI-IR-DOMIC-10-20-20-60-20191220, n°10), an issue of notes will benefit from the Exception without the debtor having to provide any proof of the purpose and effect of such issue of notes, if such notes are:

(i)

offered by means of a public offer within the meaning of Article L.411.1 of the French Monetary and Financial Code or pursuant to an equivalent offer in a State other than a Non-Cooperative State. For this purpose, an “equivalent offer” means any offer requiring the registration or submission of an offer document by or with a foreign securities market authority; or

(ii)

admitted to trading on a French or foreign regulated market or multilateral securities trading system provided that such market or system is not located in a Non-Cooperative State, and the operation of such market is carried out by a market operator or an investment services provider or any other similar foreign entity, provided further that such market operator, investment services provider or entity is not located in a Non-Cooperative State; or

(iii)

admitted, at the time of their issue, to the operations of a central depositary or of a securities clearing and delivery and payment systems operator within the meaning of Article L.561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositaries or operators provided that such depositary or operator is not located in a Non-Cooperative State.

The notes issued pursuant to this offering qualify as debt securities under French commercial law. Since the notes are offered by means of an offer equivalent to a public offer within the meaning of the Administrative Guidelines abovementioned and/or at the time of their issue, the notes will be admitted to the clearing operations of DTC which is a depositary or an operator not located in a Non-Cooperative State, payments of interest and other similar revenues to be made by the Company in respect of the notes will not be subject to the withholding tax set out under article 125 A III of the French Tax Code as interpreted by the Administrative Guidelines.

Moreover, to the same extent, interest and other similar revenues paid by the issuer of the notes with respect to the notes will be subject neither to the Deductibility Exclusion set out under Article 238 A of the French Tax Code, nor to the withholding tax set out under Article 119 bis 2 of the French Tax Code solely on account of their being paid on a bank account opened in a financial institution established in a Non-Cooperative State or accrued or paid to persons established or domiciled in a Non-Cooperative State

Taxation on Sale or Other Disposition

Pursuant to Article 244 bis C of the French Tax Code, a Non-French Resident Holder who is not a resident of France for French tax purposes and who does not hold its notes in connection with a permanent establishment or a fixed place of business in France, will not be subject to any income or withholding taxes in France in respect of the gains realized on the sale, exchange or other disposal of notes.

Stamp Duty and Other Transfer Taxes

Transfers of debt securities will not be subject to any stamp duty or other transfer tax imposed in France, provided such transfer is not recorded in a deed registered in France.

United States Federal Income Taxation

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This discussion, which replaces in its entirety the discussion under the caption “Tax Considerations—United States Federal Income Taxation” in the attached prospectus, is limited to consequences relevant to U.S. Holders (as defined below) and does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to U.S. Holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. In addition, a U.S. holder will be required to include in income any additional amounts paid in connection with the withholding or deduction of taxes imposed on payments on the note.

Foreign Tax Credit

Interest income on a note generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. U.S. Holders should consult their tax advisors regarding the creditability or deductibility of any withholding taxes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s cost for the note. Any gain or loss recognized by a U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Returns and Backup Withholding

In general, payments of interest and the proceeds from sales or other dispositions (including retirements or redemptions) of notes held by a U.S. Holder may be required to be reported to the IRS unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements. U.S. Holders may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.

Information Reporting with Respect to Foreign Financial Accounts

Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the notes) are required to report information (on IRS form 8938) relating to such assets, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. U.S. Holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the notes.

Foreign Account Tax Compliance Act

Pursuant to sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain foreign passthru payments to the extent such payments are treated as attributable to certain U.S. source payments. Obligations issued on or prior to the date that is six months after the date on which applicable final regulations defining foreign passthru payments are filed with the U.S. Federal Register generally would be “grandfathered” unless materially modified after such date. Accordingly, if the issuer is treated as a foreign financial institution, withholding under FATCA would apply to payments on the notes only if there is a significant modification of the notes for U.S. federal income tax purposes after the expiration of this grandfathering period.

LEGAL MATTERS

Certain legal matters with respect to the issuance and validity of the securities offered hereby under the laws of the United States and France will be passed upon for TOTAL by Latham & Watkins LLP. Any underwriters will be advised about other issues relating to any offering by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of TOTAL, as of and for the years ended December 31, 2019, 2018 and 2017, appearing in TOTAL’s Annual Report on Form 20-F for the year ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young Audit and KPMG Audit, a division of KPMG S.A., independent registered public accounting firms, as set forth in their reports incorporated herein by reference. Such consolidated financial statements and TOTAL management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of said firms as experts in accounting and auditing. The audit report on the consolidated financial statements refers to a change in TOTAL’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”.

DeGolyer and MacNaughton, independent petroleum engineering consultants, performed an independent evaluation of the net proved liquids and natural gas reserves, as of December 31, 2019 of certain properties owned by PAO Novatek, a company in which the Total Group held a 19.4% interest as of December 31, 2019. DeGolyer and MacNaughton has delivered to TOTAL its summary letter report describing its procedures and conclusions, a copy of which appears as Exhibit 15.3 to TOTAL’s Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated herein by reference.

PROSPECTUS

TOTAL S.A.

TOTAL CAPITAL

(A wholly-owned subsidiary of TOTAL S.A.)

FULLY AND UNCONDITIONALLY GUARANTEED

by

TOTAL S.A.

TOTAL CAPITAL CANADA LTD.

(A wholly-owned subsidiary of TOTAL S.A.)

FULLY AND UNCONDITIONALLY GUARANTEED

by

TOTAL S.A.

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

FULLY AND UNCONDITIONALLY GUARANTEED

by

TOTAL S.A.

(GUARANTEED) DEBT SECURITIES

TOTAL S.A., Total Capital, Total Capital Canada Ltd. or Total Capital International may use this prospectus from time to time to offer debt securities. Debt securities offered by Total Capital, Total Capital Canada Ltd. and/or Total Capital International using this prospectus will be fully and unconditionally guaranteed by TOTAL S.A., and are referred to as guaranteed debt securities in this prospectus.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 17, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time TOTAL S.A., Total Capital, Total Capital Canada Ltd. or Total Capital International sells securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we”, “our” and “us” refer to TOTAL S.A. or, in connection with an offering by Total Capital, both TOTAL S.A. and Total Capital or, in connection with an offering by Total Capital Canada Ltd., both TOTAL S.A. and Total Capital Canada Ltd. or, in connection with an offering by Total Capital International, both TOTAL S.A. and Total Capital International, “TOTAL” refers to TOTAL S.A., the “Total Group” refers to TOTAL and its subsidiaries, “Total Capital” refers to Total Capital, “Total Canada” refers to Total Capital Canada Ltd. and “Total Capital International” refers to Total Capital International. Any debt securities of Total Capital, Total Canada or Total Capital International which are offered using this prospectus will be fully and unconditionally guaranteed by TOTAL, and are referred to as guaranteed debt securities.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

TOTAL, Total Capital and Total Capital International are sociétés anonymes incorporated under the laws of France. Total Canada is a corporation incorporated under the laws of Alberta, Canada. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in France and Canada. In addition, although we have assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, although we have appointed Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036 as agent for service of process under the registration statement to which this prospectus relates, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•

to enforce against us or those persons in France, Canada or in other jurisdictions outside the United States, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to TOTAL’s Business

You should read “Risk Factors” in TOTAL’s Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus, for information on risks relating to TOTAL’s business.

Risks related to the offering and owning the debt securities

Since TOTAL is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the debt securities and the guarantee is subordinated to the other liabilities of TOTAL’s subsidiaries.

TOTAL is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. TOTAL’s principal source of income is the dividends and distributions it receives from its subsidiaries. On an unconsolidated basis, TOTAL’s obligations consisted of $64,064 million of debt as of December 31, 2017. TOTAL’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. TOTAL’s subsidiaries are not guarantors on the debt securities we may offer, with any of TOTAL, Total Capital, Total Canada or Total Capital International as issuer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to TOTAL. Claims of the creditors of TOTAL’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of TOTAL. Consequently, holders of TOTAL’s debt securities or Total Capital’s debt securities, Total Canada’s debt securities or Total Capital International’s debt securities, in each case, that are guaranteed by TOTAL, are in fact structurally subordinated, on TOTAL’s insolvency, to the prior claims of the creditors of TOTAL’s subsidiaries.

In addition, some of TOTAL’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. For example, French law prohibits those subsidiaries incorporated in France from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations may also affect the ability of directors of TOTAL’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French and Canadian law). As of December 31, 2017, TOTAL had approximately $1,310 million of consolidated secured indebtedness outstanding, and Total Capital, Total Canada and Total Capital International had no secured indebtedness outstanding. If any of

TOTAL, Total Capital, Total Canada or Total Capital International, as issuer of the debt securities, defaults on the debt securities (or the guarantee in the case of TOTAL if it is relevant), or after bankruptcy, liquidation or reorganization, then, to the extent the relevant obligor has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the debt securities or the guarantee. There may only be limited assets available to make payments on the debt securities or the guarantee in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by French and Canadian law).

Transactions in the debt securities could be subject to the European financial transaction tax, if adopted.

On February 14, 2013, the European Commission adopted a proposal for a Council Directive (the “Draft Directive”) on a common financial transaction tax (“FTT”). According to the Draft Directive, the FTT should be implemented in eleven EU Member States (Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Spain, Slovakia and Slovenia; the “Participating Member States”). However, in March 2016, Estonia officially indicated that it would no longer be a Participating Member State.

The Draft Directive has very broad scope and could, if introduced in its current form, impose a tax at generally not less than 0.1%, generally determined by reference to the amount of consideration paid, on certain dealings in the debt securities (including secondary market transactions) in certain circumstances, save primary market transactions referred to in Article 5(c) of Regulation (EC) No. 1287/2006 which are expected to be exempt.

According to the Draft Directive, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a Participating Member State. A financial institution may be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a Participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a Participating Member State.

The mechanism by which the FTT would be applied and collected is not yet known, but if the FTT or any similar tax is adopted, transactions in the debt securities would be subject to higher costs, and the liquidity of the market for the debt securities may be diminished.

The Draft Directive remains subject to negotiation between the Participating Member States (excluding Estonia). It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the current Participating Member States may decide to withdraw.

Prospective holders of the debt securities should consult their own tax advisers in relation to the consequences of the FTT associated with subscribing for, purchasing, holding and disposing of the debt securities.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the related prospectus supplement may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual results may differ materially from our expectations. In many cases, we include a discussion of the factors that are most likely to cause forward-looking statements to differ from actual results together with the forward-looking statements themselves.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained under “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 20-F for 2017, which is incorporated in this prospectus by reference (and will be contained in any of our annual reports for a subsequent year that are so incorporated). See “Where You Can Find More Information About Us” below for information about how to obtain a copy of this annual report.

In light of the factors set forth in the applicable Annual Report on Form 20-F and the other factors described in this prospectus, the forward-looking events might not occur at all or may occur differently than as described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

TOTAL files annual reports and other reports and information with the SEC. You may read and copy any document TOTAL files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, TOTAL’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

TOTAL’s American depositary shares are listed on the New York Stock Exchange. The principal trading market for TOTAL’s shares is Euronext Paris. TOTAL’s shares are also listed on Euronext Brussels and the London Stock Exchange. You can consult reports and other information about TOTAL that it files pursuant to the rules of the New York Stock Exchange at such exchange.

TOTAL has filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of TOTAL, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows TOTAL to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that TOTAL can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When TOTAL updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

TOTAL incorporates by reference the documents listed below and any documents TOTAL files with the SEC in the future under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offerings made under this prospectus are completed:

•	the Annual Report on Form 20-F for the year ended December 31, 2017, filed with the SEC on March 16, 2018;

•	Exhibit 99.3 to the report on Form 6-K furnished to the SEC on February 9, 2018; and

•	the report on Form 6-K furnished to the SEC on April 17, 2018.

Furthermore, TOTAL incorporates by reference any reports on Form 6-K furnished to the SEC by TOTAL pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus, both after the date of the initial registration statement, and after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

The Annual Report on Form 20-F of TOTAL for the year ended December 31, 2017 contains a summary description of TOTAL’s business and audited consolidated financial statements with an auditors’ report by TOTAL’s independent registered public accounting firms. These financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), which we refer to herein as “IFRS”.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning TOTAL at the following address:

TOTAL S.A.

Tour Coupole

2, place Jean Millier

Arche Nord Coupole/Regnault

92078 Paris La Défense Cedex

France

(011) 331 4744 4546

You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

TOTAL S.A.

TOTAL was incorporated on March 28, 1924 and has a duration until March 22, 2099, unless earlier dissolved or extended to a later date. TOTAL, which has produced oil and gas for almost a century, is one of the largest international oil and gas companies and a major player in low-carbon energies. It is present on five continents and in more than 130 countries. The Group’s activities include the exploration and production of oil and gas, refining, petrochemicals and the distribution of energy in various forms to the end customer. Commited to better energy, over 98,000 employees help throughout the world to provide the Group’s customers with products and services that are safer, more affordable, cleaner, more efficient, more innovative and accessible to the greatest number of people.

TOTAL CAPITAL

Total Capital is a wholly-owned indirect subsidiary of TOTAL. It was incorporated as a société anonyme under the laws of France on December 15, 1999 under the name of DAJA 22, renamed TotalFinaElf Capital on July 17, 2000 and renamed Total Capital in May 2003. Total Capital is a financing vehicle for the Total Group and issues debt securities and commercial paper on behalf of the Total Group. Total Capital lends substantially all proceeds of its borrowings to the Total Group. TOTAL will fully and unconditionally guarantee the guaranteed debt securities issued by Total Capital as to payment of principal, premium, if any, interest and any other amounts due.

TOTAL CAPITAL CANADA LTD.

Total Canada is a wholly-owned subsidiary of TOTAL. It was incorporated on April 9, 2007 under the Business Corporations Act (Alberta). Total Canada is a financing vehicle for the Total Group and issues debt securities and commercial paper. Total Canada lends substantially all proceeds of its borrowings to the Total Group. TOTAL will fully and unconditionally guarantee the guaranteed debt securities issued by Total Canada as to payment of principal, premium, if any, interest and any other amounts due.

TOTAL CAPITAL INTERNATIONAL

Total Capital International is a wholly-owned subsidiary of TOTAL. It was incorporated as a société anonyme under the laws of France on December 13, 2004 under the name of DAJA 56 and renamed Total Capital International on May 5, 2011. Total Capital International is a financing vehicle for the Total Group and issues debt securities. Total Capital International lends substantially all proceeds of its borrowings to the Total Group. TOTAL will fully and unconditionally guarantee the guaranteed debt securities issued by Total Capital International as to payment of principal, premium, if any, interest and any other amounts due.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These purposes include working capital for TOTAL or other companies in the Total Group and the repayment of existing borrowings of TOTAL and its subsidiaries.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEE

General

TOTAL may issue debt securities and Total Capital, Total Canada or Total Capital International may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that TOTAL may issue are governed by a contract between TOTAL and The Bank of New York Mellon, as trustee, called an indenture. In the same manner, the guaranteed debt securities that each of Total Capital, Total Canada or Total Capital International may issue are governed by another, separate indenture, in each case among the respective issuer, TOTAL and The Bank of New York Mellon, as trustee.

The trustee under the indentures has two main roles:

•

first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•

second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

Under the indenture for the guaranteed debt securities that may be issued by Total Capital, Total Canada or Total Capital International, TOTAL acts as the guarantor. For the guaranteed debt securities that Total Capital, Total Canada or Total Capital International may issue using this prospectus, TOTAL will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the debt securities and the guarantee, as described under “— Special Situations — Payment of Additional Amounts”. TOTAL will guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the guaranteed debt securities, by declaration or acceleration, call for redemption or otherwise.

In other respects, the guaranteed debt securities are subject to the same material provisions as the other debt securities described below.

Each indenture and its associated documents contain the full legal text governing the matters described in this section. The indentures, the debt securities and the guarantee are governed by New York law. We and the trustee have agreed to, and each holder of a debt security by its acceptance thereof agrees to, waive the right to trial by jury with respect to any legal proceeding directly or indirectly arising out of or relating to the indentures or the debt securities. A form of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

The trustee will not be liable for special, indirect or consequential damages and will not be liable for any failure of its obligations caused by circumstances beyond its reasonable control.

This section summarizes the material provisions of the indentures, the debt securities and, for the case of guaranteed debt securities, the guarantee. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantee. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

TOTAL, Total Capital, Total Canada and Total Capital International may issue as many distinct series of debt securities under their respective indentures as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. References to “we” and “us” in this section refer to either TOTAL, or in connection with an offering of guaranteed debt securities, both TOTAL and Total Capital, TOTAL and Total Canada or TOTAL and Total Capital International unless otherwise indicated.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Tax Considerations — United States Federal Income Taxation”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the purchase agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange, if any, on which we list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•

the currency of payment of principal of, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•

whether the series of debt securities will be issuable in whole or in part in the form of a global security as described below under “Legal Ownership — Global Securities”, and the depositary or its nominee with respect;

•

to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

The debt securities will be issued only in fully registered form without interest coupons.

Legal Ownership

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “— Street Name and Other Indirect Holders” and “— Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•

When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantee — Default and Related Matters — Events of Default”.

•	When the issuer or guarantor notifies the trustee that the global security is exchangeable for physical certificates.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description of debt securities, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in French tax withholding or deduction requirements.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. In addition, we are permitted to transfer:

•	the obligations of Total Capital, Total Canada and/or Total Capital International to TOTAL or any majority-owned subsidiary of TOTAL; and

•

the obligations of TOTAL, as issuer of debt securities, to any majority-owned subsidiary of TOTAL, so long as the obligations of that subsidiary are guaranteed by TOTAL on the same terms as TOTAL’s guarantee of Total Capital’s, Total Canada’s and Total Capital International’s debt securities.

Solely in the case of a transfer of Total Capital’s, Total Canada’s or Total Capital International’s obligations to TOTAL, the relevant guarantee of TOTAL will cease to exist without further action on our part.

No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the applicable indenture requiring your approval, as described below under

“— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax.

Except as provided below, we have no obligation under the indentures to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indentures. However, we may not take any of these actions unless all the following conditions are met:

•

Where TOTAL, Total Capital, Total Canada or Total Capital International merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the relevant jurisdiction.

•

The merger, sale or lease of assets or other transaction, or the transfer of obligations to a substitute obligor, must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

If any of TOTAL, Total Capital, Total Canada or Total Capital International merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must assume its obligations under the applicable indenture, debt securities and guarantee, including TOTAL’s, Total Capital’s, Total Canada’s and Total Capital International’s obligations to pay additional amounts described below under “— Payment of Additional Amounts”. In the event the jurisdiction of incorporation of the successor or substitute obligor is not the Republic of France with respect to TOTAL, Total Capital and Total Capital International or Canada with respect to Total Canada, such successor or substitute obligor shall also agree to be bound to the obligations described below under “— Payment of Additional Amounts” and “— Optional Tax Redemption” but shall substitute the successor’s or substitute obligor’s jurisdiction of incorporation for the Republic of France or Canada, as the case may be.

In the case of debt securities issued by Total Canada, the above conditions shall not apply to any consolidation, amalgamation or merger under the laws of Canada or any province or territory thereof in which Total Canada is the successor corporation and continues to be liable by operation of law for the due and punctual payment of the principal of, and premium, if any, and interest on all the debt securities then outstanding and for all other obligations of Total Canada under the indenture and under such debt securities.

In addition, in the case of debt securities issued by Total Canada, Total Canada may, notwithstanding anything contained in the indenture, enter into any transaction with any direct or indirect wholly-owned subsidiary of TOTAL without complying with the conditions set forth above in a transaction or series of transactions in which Total Canada retains all of its obligations under and in respect of all outstanding debt securities (a “Permitted Reorganization”) provided that, as of the date of the Permitted Reorganization:

(a) substantially all of the unsubordinated and unsecured indebtedness for borrowed money of Total Canada which ranked pari passu with the then outstanding debt securities immediately prior to the proposed Permitted Reorganization will rank no better than pari passu with the then outstanding debt securities after the Permitted Reorganization; or

(b) at least two of Total Canada’s then current credit rating agencies (or if only one credit rating agency maintains ratings in respect of the debt securities at such time, that one credit rating agency) have affirmed that the rating assigned by them to the debt securities shall not be downgraded as a result of the Permitted Reorganization.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the applicable indenture or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture; and

•

in the case of guaranteed debt securities, change in any manner adverse to the interests of holders the obligations of TOTAL to pay any principal, premium or interest under the guarantee. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901) The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities described previously under “Changes Requiring Your Approval” unless we obtain your individual consent, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder, to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants — Defeasance and Discharge”. (Section 101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture (or failing us in certain circumstances, the trustee). If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity, other than as described below under “— Optional Tax Redemption”, unless the prospectus supplement specifies a redemption commencement date or other specific conditions upon which we may redeem the debt securities. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics — Notices”.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Payment of Additional Amounts

We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law or by the interpretation or administration thereof. If the Republic of France or, in the case of debt securities issued by Total Canada, Canada, or any tax authority in these jurisdictions, requires TOTAL, Total Capital, Total Canada or Total Capital International to withhold or deduct amounts from payment on a debt security or any amounts to be paid under the guarantee in respect of guaranteed debt securities or as additional amounts for or on account of taxes or any other governmental charges, or in some cases any other jurisdiction requires such withholding or deduction as a result of a merger or similar event, TOTAL, Total Capital, Total Canada or Total Capital International, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

Total Capital, Total Canada, Total Capital International or TOTAL, as the case may be, will not have to pay additional amounts under any of the following circumstances:

•

The holder or beneficial owner of the debt securities is subject to such tax or governmental charge by reason of having some present or former connection (including a present or former connection of certain related parties to the holder or beneficial owner) to the jurisdiction requiring such withholding or deduction, other than the mere holding of the debt security.

•

In the case of debt securities issued by Total Canada, withholding or deduction is imposed because the holder of the debt securities (or the beneficial owner thereof) does not deal at “arm’s length” with Total Canada or with TOTAL, within the meaning of the applicable tax legislation.

•

The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the payment became due or after the payment was provided for, whichever occurs later.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or governmental charge.

•	The tax or governmental charge is payable in a manner that does not involve withholding or deduction.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•

to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

•	The tax or governmental charge is imposed or withheld on account of any combination of the listed circumstances above.

These provisions will also apply mutatis mutandis to any taxes or governmental charges imposed by any jurisdiction in which a successor to, or substitute obligor of, Total Capital, Total Canada, Total Capital International or TOTAL, as the case may be, is organized.

In addition, any amounts to be paid by Total Capital. Total Canada, Total Capital International or TOTAL, as the case may be, on the debt securities will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, which is referred to as FATCA Withholding, and the trustee shall be entitled to deduct FATCA Withholding, and shall have no obligation to gross-up any of the aforementioned payments or to pay any additional amount as a result of such FATCA Withholding.

The prospectus supplement relating to the debt securities may describe additional circumstances in which Total Capital, Total Canada or Total Capital International would not be required to pay additional amounts. (Section 1010) By the terms of the guarantee, if under the terms of the debt securities set forth in the prospectus supplement Total Capital, Total Canada or Total Capital International is not required to pay any additional amounts, then TOTAL as guarantor shall not be required to pay additional amounts under the guarantee, unless the guarantee has been modified or amended as described in the applicable prospectus supplement.

Please see the discussion under “Tax Considerations — French Taxation — Taxation of Income — Additional Amounts” for a summary of the treatment of additional amounts under French tax law.

Optional Tax Redemption

We may also have the option to redeem the debt securities of a given series if, as a result of any change in French tax treatment with respect to Total Capital, Total Capital International and TOTAL or Canadian tax treatment with respect to Total Canada (or treatment of any jurisdiction in which a successor to, or substitute obligor of, Total Capital, TOTAL or Total Canada is organized), Total Capital, Total Capital International, TOTAL or Total Canada would be required to pay additional amounts as described above under “— Payment of Additional Amounts”. This option applies only in the case of changes in such tax treatment that become effective or of which we are notified on or after the date specified in the prospectus supplement for the applicable series of debt securities (or in the case of a successor entity, after the date of succession). The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest, if any. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

Defeasance and Discharge

The following discussion of defeasance and discharge will be applicable to your series of debt securities, unless the related prospectus supplement states otherwise. (Section 403)

Each indenture contains a provision that permits us to elect:

•	to be discharged after 90 days from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under some of the covenants and from the consequences of an event of default resulting from a breach of such covenants.

We can legally release ourselves from any payment or other obligations on the debt securities under either of the above elections, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves in accordance with their terms. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from the U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction published by the U.S. Internal Revenue Service to the same effect.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French and Canadian law).

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security at maturity.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	In respect of guaranteed debt securities issued by Total Capital or Total Canada, the guarantee is not (or is claimed by TOTAL, Total Capital or Total Canada not to be) in full force and effect.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indentures. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 507)

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

TOTAL and several of its subsidiaries maintain banking relations with the trustee and its affiliates in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

•

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations.

For payments in U.S. dollars, securities will be credited to the securities custody accounts of these DTC participants against payment on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream

We understand that investors that hold their securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations.

If payment is made in U.S. dollars, settlement will be made versus payment. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Transfers Between DTC and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositaries.

Because of time-zone differences, credits of securities received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be generally available to the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX CONSIDERATIONS

French Taxation

This section describes the material French tax consequences of acquiring, owning and disposing of the debt securities described in this prospectus and is the opinion of Sullivan & Cromwell LLP, our French tax counsel. It applies only to holders of debt securities issued by TOTAL, Total Capital or Total Capital International that are not residents of France for the purpose of French taxation, that are not shareholders of TOTAL, Total Capital or Total Capital International and do not hold debt securities in connection with a permanent establishment or a fixed base in France through which the holder carries on a business or performs personal services.

This summary is based on the laws in force as of the date hereof, and is subject to any changes in applicable French tax laws or in any applicable double taxation conventions or treaties with France occurring after such date. This discussion does not purport to be a complete analysis of all potential French tax effects of the acquisition, ownership and disposition of debt securities.

Prospective purchasers of debt securities are urged to consult their own tax advisors concerning the French and other tax consequences of acquiring, owning and disposing of debt securities and their eligibility for the benefits of any tax treaty.

Taxation of Income

Interest. Payments of interest and other revenues by the issuer with respect to debt securities issued on or after March 1, 2010 (other than debt securities which are consolidated (assimilables for the purpose of French law) and form a single series with debt securities issued prior to March 1, 2010 having the benefit of Article 131 quater of the French General Tax Code, the tax considerations of which are not described herein) will not be subject to the withholding tax set out under Article 125 A III of the French General Tax Code unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”). If such payments under the debt securities are made in a Non-Cooperative State, a 75% withholding tax will be applicable (subject to certain exceptions certain of which are set forth below, and to the more favorable provisions of any applicable double tax treaty) by virtue of Article 125 A III of the French General Tax Code. The 75% withholding tax is applicable irrespective of the tax residence of the holders. The list of Non-Cooperative States is published in a ministerial decree and may be updated at any time and at least on a yearly basis. A draft law published by the French government on March 28, 2018 would, if adopted in its current form, expand the list of Non Cooperative States as defined under Article 238-0 A of the French General Tax Code to include states and jurisdictions on the blacklist published by the Council of the European Union and, as a consequence, would expand this withholding tax regime to certain states and jurisdictions included in the blacklist.

Furthermore, pursuant to Article 238 A of the French General Tax Code, interest and other revenues on such debt securities are not deductible from the taxable income of TOTAL, Total Capital or Total Capital International as from the fiscal years starting on or after January 1, 2011, if they are paid or accrued to persons established or domiciled in a Non-Cooperative State or paid on a bank account opened in a financial institution located in such a Non-Cooperative State. The above mentioned draft law published by the French government on March 28, 2018 would, if adopted in its current form, expand this regime to the states and jurisdictions included in the blacklist published by the Council of the European Union. Under certain conditions, any such non-deductible interest and other revenues may be re-characterized as constructive dividends pursuant to Articles 109 et seq. of the French General Tax Code, in which case such non-deductible interest and other revenues may be subject to the withholding tax set out under Article 119 bis 2 of the French General Tax Code, at a rate of 12,8% for payments to holders that are non-French tax resident individuals, 30% (to be reduced and aligned on the standard corporate income tax rate set forth in Article 219-I of the French General Tax Code for fiscal years opened on or after January 1, 2020) for payments to holders that are non-French tax resident legal entities in each case (x) unless payments are made in a Non-Cooperative State (in which case the withholding tax rate would be equal to 75%) and (y) subject to certain exceptions and subject to more favorable provisions of any applicable tax treaty.

Notwithstanding the foregoing, none of the 75% withholding tax set out under Article 125 A III of the French General Tax Code, the non-deductibility of the interest and other revenues of such debt securities or the withholding tax provided under Article 119 bis 2 of the French General Tax Code that may be levied as a result of such non-deductibility, to the extent the relevant interest or revenues relate to genuine transactions and are not in an abnormal or exaggerated amount, will apply if TOTAL, Total Capital or Total Capital International can prove that the principal purpose and effect of a particular issue of debt securities was not that of allowing the payments of interest or other revenues to be made in a Non-Cooperative State (the “Exception”). Pursuant to French tax administrative guidelines Bulletin Officiel des Finances Publiques-Impôts BOI-INT-DG-20-50-20140211 and BOI-RPPM-RCM-30-10-20-40-20140211 and BOI-IR-DOMIC-10-20-20-60-20150320), an issue of debt securities will benefit from the Exception without TOTAL, Total Capital or Total Capital International having to provide any proof of the principal purpose and effect of such issue of debt securities, if such debt securities are:

(a) offered by means of a public offer within the meaning of Article L.411.1 of the French Monetary and Financial Code or pursuant to an equivalent offer in a State other than a Non-Cooperative State. For this purpose, an “equivalent offer” means any offer requiring registration or submission of an offer document by or with a foreign securities market authority; or

(b) admitted to trading on a regulated market or on a French or foreign multilateral securities trading system provided that such market or system is not located in a Non-Cooperative State, and the operation of such market is carried out by a market operator or an investment services provider, or by such other similar foreign entity, provided further that such market operator, investment services provider or entity is not located in a Non-Cooperative State; or

(c) admitted, at the time of their issue, to the operations of a central depositary or of a securities clearing and delivery and payments systems operator within the meaning of Article L.561-2 of the French Monetary and Financial Code, or of one of more similar foreign depositaries or operators provided that such depositary or operator is not located in a Non-Cooperative State.

As the debt securities issued pursuant to this Prospectus are offered by means of an offer equivalent to a public offer in a State other than a Non-Cooperative State, payments of interest or other revenues made by or on behalf of TOTAL, Total Capital or Total Capital International with respect to the debt securities will not be subject to the withholding tax set out under Article 125 A III of the French General Tax Code. In addition, they will be subject neither to the non-deductibility set out under Article 238 A of the same Code nor to the withholding tax set out under Article 119 bis 2 of the same Code solely on account of their being paid on a bank account opened in a financial institution located in a Non-Cooperative State or accrued or paid to persons established or domiciled in a Non-Cooperative State.

Taxation on Sale or Other Disposition. Under article 244 bis C of the French General Tax Code, a person that is not a resident of France for the purpose of French taxation generally is not subject to any French income tax or capital gains tax on any gain derived from the sale or other disposition of a debt security.

Additional Amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we will, to the extent permitted by applicable law, be responsible for the payment of any additional amounts to offset such withholding, except as provided above in “Description of Debt Securities and Guarantee — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement.

Under French law, an issuer may not bear on behalf of a holder of its debt securities any withholding tax due in respect of interest payments on such securities. It is unclear whether additional amounts payable (as described above in “Description of Debt Securities and Guarantee — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement) in respect of withholding or deduction for taxes imposed on payments on the debt securities may be validly paid in accordance with French law.

Stamp Duty and Other Transfer Taxes

Transfers of debt securities will not be subject to any stamp duty or other transfer tax imposed in France, provided such transfer is not recorded in a deed registered in France.

Estate and Gift Tax

France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. According to article 750 ter of the French General Tax Code, the taxation is triggered without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit. As a result from the combination of the French domestic tax law and the estate and gift tax convention between the United States and France, a transfer of debt securities by gift or by reason of the death of a United States holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as, among other conditions, the donor or decedent was not domiciled in France at the time of the transfer and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

As of January 1, 2018, French wealth tax (impôt de solidarité sur la fortune) was abolished.

Prospective purchasers who are individuals are urged to consult with their own tax advisers.

Canadian Taxation

This section describes the material Canadian federal income tax consequences of acquiring, owning and disposing of the debt securities described in this prospectus and is the opinion of Bennett Jones LLP, our Canadian tax counsel (“Canadian Counsel”). This section applies to you only if you acquire your debt securities in the offering or offerings contemplated by this prospectus, and if, at all relevant times, and for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable income tax treaty or convention, you deal with TOTAL, Total Canada, Total Capital and Total Capital International at arm’s length, are not and are not deemed to be a resident of Canada, will hold the debt securities as capital property, and will not use or hold and will not be deemed to use or hold the debt securities in connection with a business carried on in Canada (a “Non-Resident Holder”). Special rules which are not discussed in this summary may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This section is based upon the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend such provisions publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus, and Canadian Counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary is not exhaustive of all possible Canadian federal income tax consequences, and except as noted above, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, and does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder, and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made.

Under the Tax Act, provided that the interest paid or payable on any debt securities is not “participating debt interest”, within the meaning of the Tax Act, a Non-Resident Holder will not be subject to Canadian withholding tax in respect of any amounts paid or credited by Total Canada as, on account of, in lieu of, or in satisfaction of interest on the debt securities. Generally, interest paid or payable on the debt securities will not be participating debt interest unless all or a portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, or any other similar criterion or by reference to dividends paid or payable to shareholders of a corporation. There will be no other Canadian income taxes payable under the Tax Act in respect of the holding, redemption or disposition of the debt securities or the receipt of interest, premium or penalty on the debt securities by a Non-Resident Holder from Total Canada.

United States Federal Income Taxation

This section describes the material U.S. federal income tax consequences of owning the debt securities and is the opinion of Sullivan & Cromwell LLP, our U.S. tax counsel. It applies to you only if you acquire your debt securities in an offering contemplated by this prospectus and hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This section does not address U.S. state, local and non-U.S. tax consequences or the alternative minimum tax.

If a partnership holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding debt securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the debt securities.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

The applicable prospectus supplement will discuss any special U.S. federal income tax rules applicable to both U.S. holders and U.S. alien holders (each as defined below) with respect to debt securities that reference the performance of U.S. equities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of debt securities and you are:

•	a citizen or resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If you are not a U.S. holder, this subsection does not apply to you, and you should refer to “— U.S. Alien Holders” below.

Under recently enacted legislation, U.S. holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (“book/tax conformity rule”). The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. U.S. holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. We will refer to a currency, composite currency or basket of currencies other than the U.S. dollar as “foreign currency”.

Interest paid by us on debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under “— Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the debt security, including withholding tax on payments of such additional amounts (“additional amounts”) is income from sources outside the U.S. subject to the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, interest paid will generally be “passive” income for purposes of computing the foreign tax credit allowable to you.

Foreign Currency Debt Security — Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S.

dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Foreign Currency Debt Security — Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service (“IRS”).

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount, if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of one percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

The book/tax conformity rule discussed above may apply to OID in some cases, and therefore if you are an accrual method holder you may be required to include OID in a more accelerated manner than described above if you do so for financial accounting purposes. It is uncertain what adjustments, if any, should be made in later accrual periods when taxable income exceeds income reflected on your financial statements to reflect the accelerated accrual of income in earlier periods. In addition, it is possible, although less likely, that accrual method holders may be required to include de minimis OID in gross income as the de minimis OID accrues on their financial statements. The application of the book/tax conformity rule to OID and de minimis OID is uncertain, and accrual method taxpayers should consult with their tax advisors on how the rule may apply to their investment in the debt securities.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security, divided by,

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis OID, market discount, described below under “Market Discount”, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “Debt Securities Purchased at a Premium”, or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the IRS.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	1.5 percent of the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

•

the value of any variable rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate either:

•	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are caps, floors or governors that are fixed throughout the term of the debt security or such restrictions are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate; and

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of, or unique to the circumstances of, the issuer or a related party.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis U.S. holder of a short-term debt security, you are not required to accrue OID, as specifically defined below for the purpose of this paragraph, for U.S. federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt securities are denominated in, or their return is determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder, as described above under “— Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security, if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount”; and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to greater than 1/4 of one percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of one percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. If you own a market discount debt security and do not make this election you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

If you are an accrual method holder, under the book/tax conformity rule discussed above, if you make the election described two paragraphs above you may be required to accrue market discount in a more accelerated manner than described herein if you do so for financial accounting purposes. It is also possible, although less likely, that if you have not made the election and you accrue market discount on a current basis on your financial statements, you may be required to accrue market discount — including de minimis market discount — currently for U.S. federal income tax purposes. The application of the book/tax conformity rule to debt instruments with market discount is uncertain, and accrual method taxpayers should consult with their tax advisors on how the rule may apply to their investment in the debt securities.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, (or, in the case of a discount debt security, in excess of the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each accrual period with respect to interest on your debt security by the amount of amortizable bond premium allocable to that accrual period, based on your debt security’s yield to maturity.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your note for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the note in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your note is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency, and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies, or that you thereafter acquire, and you may not revoke it without the consent of the IRS. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any amounts that you are required to include in income under the rules governing OID and market discount (the rules governing these amounts are discussed above); and then

•

subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest income on your note or gave rise to a deduction on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Short-Term Debt Securities” or “— Market Discount” or

•	attributable to changes in exchange rates as described below.

Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in a Currency Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special U.S. federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder of owning debt securities. You are a U.S. alien holder if you are the beneficial owner of debt securities and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation;

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the debt securities.

If you are a U.S. holder, this section does not apply to you.

Interest on Debt Securities. If you are a U.S. alien holder, interest paid to you with respect to debt securities will not be subject to U.S. federal income tax unless the interest is “effectively connected” with your conduct of a trade or business within the U.S. (or are treated as such), and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the interest is attributable to a permanent establishment that you maintain in the U.S. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate U.S. alien holder, “effectively connected” interest may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Debt Securities. If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of your debt securities unless:

•

the gain is “effectively connected” with your conduct of a trade or business within the U.S. and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, attributable to a permanent establishment that you maintain in the U.S.; or

•	you are an individual, you are present in the U.S. for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a U.S. holder (or a U.S. alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your debt securities), as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a debt security within the United States and the payment of proceeds to you from the sale of a debt security effected at a United States office of a broker. Information reporting may also apply in respect of any OID that accrues on the debt securities.

Additionally, backup withholding may apply to such payments if you fail to provide an accurate taxpayer identification number, comply with applicable certification requirements or (in the case of interest payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a U.S. alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid and applicable IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of notes under FATCA if you are, or are presumed to be, a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of the debt securities that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Code, and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein. The following representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

Each purchaser of the debt securities that is a “Plan” and that acquires the debt securities in connection with an offering under this prospectus will be deemed to represent by its purchase of the debt securities that a fiduciary (the “Fiduciary”) independent of us, any underwriter, dealer or agent, or any of our or their respective affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire the debt securities and that such Fiduciary:

1.

is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

2.	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

3.	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the debt securities;

4.	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the debt securities;

5.	has exercised independent judgment in evaluating whether to invest the assets of the Plan in the debt securities;

6.	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of the debt securities;

7.

understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of the debt securities; and

8.

confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

Underwriters

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

The General Counsel of TOTAL will pass upon the validity of the debt securities and guarantees as to matters of French law. The Group U.S. Securities Counsel of TOTAL will pass upon the validity of the debt securities and guarantees as to matters of United States law. Bennett Jones LLP will pass upon the validity of the debt securities issued by Total Canada as to matters of Canadian law.

In connection with particular offerings of debt securities in the future, the General Counsel of TOTAL, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the debt securities and guarantee as to matters of French law and the Group U.S. Counsel of TOTAL, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the debt securities and guarantee as to matters of New York law. In addition, in connection with particular offerings of guaranteed debt securities of Total Canada, Bennett Jones LLP, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the guaranteed debt securities as to matters of Canadian law. Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and guarantee for any underwriters or agents.

EXPERTS

The consolidated financial statements of TOTAL S.A., as of and for the years ended December 31, 2017, 2016 and 2015, appearing in TOTAL S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young Audit and KPMG Audit, a division of KPMG S.A., independent registered public accounting firms, as set forth in their reports incorporated herein by reference. Such consolidated financial statements and TOTAL S.A. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

DeGolyer and MacNaughton, independent petroleum engineering consultants, performed an independent evaluation of the net proved liquids and natural gas reserves, as of December 31, 2017 of certain properties owned by PAO Novatek, a company in which the Total Group held an 18.9% interest as of December 31, 2017. DeGolyer and MacNaughton has delivered to us its summary letter report describing its procedures and conclusions, a copy of which appears as Exhibit 15.3 to our 2017 Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated herein by reference.

EXPENSES

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by or to us, to be incurred by us in connection with a distribution of securities registered under this registration statement:

Securities and Exchange Commission registration fee	$(1)
Printing and engraving expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$150,000
Indenture Trustee’s fees and expenses	$16,000
Rating Agencies’ fees	$400,000
Total	$866,000

(1)

The registrants are registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

$

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

            % Guaranteed Notes Due 20

            % Guaranteed Notes Due 20

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

PROSPECTUS SUPPLEMENT

June    , 2020

Barclays	BofA Securities	Citigroup	Credit Agricole CIB	Deutsche Bank Securities	HSBC	Morgan Stanley	MUFG	Standard Chartered Bank